Exhibit 99.10

Follicular Lymphoma & Mantle Cell Lymphoma Oral Presentation

Title: A Phase II Multicenter Study of the Histone Deacetylase Inhibitor (HDACi) Abexinostat (PCI-24781) in Relapsed/ Refractory Follicular Lymphoma (FL) and Mantle Cell Lymphoma (MCL)
Session: 624. Lymphoma - Therapy with Biologic Agents, excluding Pre-Clinical Models: Novel Agents and Targeted Therapies
Date/Time: Sunday, December 9, 2012   Presentation Time:  12:00 PM
Location: Georgia World Congress Center, Sidney Marcus Auditorium
Presenter:  Andrew Evens

Andrew M. Evens, DO, MSc1, Julie M Vose, MD, MBA2, Wael A. Harb, MD3, Leo I. Gordon, MD4, Robert Langdon, MD5, Barbara Grant, MD6*, Julian Sprague, MD, PhD7, Clara Plasencia, MS8*, Mint Sirisawad, MS9*, Jeanne Yue, MS8*, Ying Luan, PhD8*, Aaron Siek, BS8*, Lei Zhou, MD8*, Sriram Balasubramanian, PhD9 and Nancy L. Bartlett, MD10
1Division of Hematology/Oncology, The University of Massachusetts Medical School, Worcester, MA
2Nebraska Medical Center, Omaha, NE
3Horizon Oncology Center, Lafayette, IN
4Robert H. Lurie Comprehensive Cancer Center, Northwestern University Feinberg School of Medicine, Chicago, IL
5Nebraska Methodist Hospital, Omaha, NE
6Vermont Cancer Center, University of Vermont, Burlington, VT
7Vermont Cancer Center, Burlington, VT
8Pharmacyclics, Sunnyvale, CA
9Dept. of Cancer Biology, Pharmacyclics, Sunnyvale, CA
10Internal Medicine, Washington University School of Medicine, Saint Louis, MO

ABSTRACT:
Background: Abexinostat (PCI-24781) is a novel oral pan-HDACi that has previously demonstrated potent preclinical activity in lymphoma cell lines and animal models (Evens et al, Clin Ca Res 2009) as well as a tolerable safety profile in phase I solid tumor clinical studies (Undevia et al, ASCO 2008). In a phase I single-agent clinical trial in patients (pts) with multiply relapsed/refractory lymphoma and leukemia, anti-tumor activity was noted in FL and MCL; 4/4 FL pts showed durable clinical benefit with median time on treatment of >8 months; 1 of 2 MCL pts had a complete remission (CR) and remains on treatment for >3 years. Based on these encouraging single-agent abexinostat data, a phase II extension study was completed in relapsed/refractory FL and MCL.
Methods: The primary objective of this phase II study was objective response rate (ORR, complete [CR] and partial remission [PR]), while reduction in tumor size (CR + PR + stable disease) and safety were also examined. Abexinostat was given orally twice daily at 45mg/m2 on a 4-week cycle for 7 days/week every other week, which is the previously established dose and schedule identified in the phase I study. For pharmacodynamic correlative analyses, tubulin and histone acetylation were measured in peripheral blood mononuclear cells (PBMCs) at pre-dose and 4 hours after the first dose of abexinostat.
Results: A total of 30 pts were enrolled (n=16 FL and n=14 MCL pts) of which 25 were response-evaluable. The median age was 67 years (36-81) and the median prior therapies were 3 (1-5), 77% of which were rituximab-containing and one-third (33%) had undergone prior autologous stem cell transplant (31% FL, 36% MCL). The ORR in all pts was 48% (12/25). A reduction in tumor size was observed in 86% (12/14) of FL pts, while the ORR in FL was 64% (9/14); the FL intent-to-treat ORR was 56%. With a median follow-up of 10.3 months (1.2-20.9), the progression-free probability was 86% in FL pts. Furthermore, the median duration of response (DOR) in FL pts has not been reached, as 5 responders remain on study. Notably, 4 FL pts were on treatment for over 16 months. Among MCL pts, reduction in tumor size was noted in 27% (3/11), while the ORR was similar at 27% (3/11). The median progression-free survival (PFS) in MCL pts was 4 months (1-12), while the DOR in the 3 responding patients were 2+, 3, and 6+ months. Therapy was overall well tolerated. The most common treatment-related adverse events (AEs) of any grade (> 20% incidence) include: nausea (60%), fatigue (57%), diarrhea (50%), thrombocytopenia (37%), vomiting (30%), anemia (27%), decreased appetite (23%), dysgeusia (20%) and neutropenia (20%). The most common grade 3/4 related AEs (> 5% incidence) were thrombocytopenia (17%), neutropenia (13%), fatigue (13%), and anemia (7%). There were no deaths reported on the study. Pharmacodynamic analyses revealed that a majority of pts had increased tubulin acetylation in PBMCs, however this finding did not correlate with response or toxicity.
Conclusion: In this phase II study, the novel pan-HDACi, abexinostat, was clinically active and overall well tolerated in relapsed/refractory B-cell lymphoma. The safety profile was consistent with this class of agents with <20% of subjects experiencing grade 3/4 cytopenias (during the course of prolonged treatments). Moreover, there was significant clinical activity noted in FL with an ORR of 64%, which included several durable responses in this multiply-relapsed pt population. Further examination of single-agent abexinostat in FL is warranted.

Disclosures: Off Label Use: PCI24781 is not FDA approved; it is an investigational agent.. Plasencia: Pharmacyclics: Employment, Equity Ownership. Sirisawad: Pharmacyclics: Employment, Equity Ownership. Yue: Pharmacyclics: Employment, Equity Ownership. Luan: Pharmacyclics: Employment, Equity Ownership. Siek: Pharmacyclics: Employment, Equity Ownership. Zhou: Pharmacyclics: Consultancy. Balasubramanian: Pharmacyclics: Employment, Equity Ownership.